Exhibit 99.1

**For Immediate Release**

For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc.
Reports Fourth Quarter Net Income of $3.0 Million or $0.29 per Diluted Share and
$8.9 Million or $0.74 per Diluted Share for the Year Ended December 31, 2016

Renton, Washington – January 26, 2017 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended December 31, 2016, of $3.0 million, or $0.29 per diluted share, compared to net income of $2.6 million, or $0.22 per diluted share, for the quarter ended September 30, 2016, and $2.1 million, or $0.16 per diluted share, for the fourth quarter in 2015. For the year ended December 31, 2016, net income was $8.9 million, or $0.74 per diluted share, compared to $9.2 million, or $0.67 per diluted share, for the year ended December 31, 2015.

Changes in the provision for loan losses contributed significantly to the differences in net income between periods. The Company recorded a $100,000 recapture of provision for loan losses in the quarter ended December 31, 2016, compared to a provision for loan losses of $900,000 in the quarter ended September 30, 2016, and a recapture of provision of $900,000 in the quarter ended December 31, 2015. The recapture of provision in the quarter ended December 31, 2016, was due to a reduction in the balances of loans receivable, while the provision in the quarter ended September 30, 2016, was due to growth in net loans receivable. For the year ended December 31, 2016, the provision for loan losses totaled $1.3 million, representing a $3.5 million increase from the $2.2 million recapture of provision recorded for the year ended December 31, 2015. The recaptures in 2015 were due primarily to the continued credit quality improvement of the Company's loan portfolio and recoveries of amounts previously charged off.

Net loans receivable declined $30.9 million in the current quarter, to $815.0 million at December 31, 2016, from $845.9 million at September 30, 2016, due to an increased level of non-residential loan payoff activity during the quarter. The 2016 year-end balance represented an increase of $129.9 million from $685.1 million in net loans receivable at December 31, 2015.

"We are pleased with the improved shareholder returns that resulted from our balance sheet growth and share repurchases during the year," stated Joseph W. Kiley III, President and Chief Executive Officer. "This growth was achieved mainly through internal loan origination channels and, to a lesser extent, through purchases of loans. Specifically, we supplemented our internal loan originations by purchasing $58.3 million in commercial real estate loans secured by properties located in Washington, Arizona, California, Colorado, Oregon and Utah during the year. In addition, deposit balances increased $42.4 million, due in large part to the success of our new offices. Our Mill Creek office opened on September 1, 2015, and its deposit base totaled $14.9 million at December 31, 2016. Our Edmonds office opened on March 21, 2016, and held $14.7 million in deposits at December 31, 2016. An additional office in Renton, utilizing the same successful design elements as our Mill Creek and Edmonds offices, opened on July 11, 2016, in the dynamic area known as The Landing, near the Boeing 737 plant at the south end of Lake Washington. At December 31, 2016, deposits in that office totaled $7.3 million. These new offices helped contribute to the growth in deposits during the year, including the $4.4 million increase in noninterest bearing deposits," continued Kiley.

"During 2016, we worked to reduce our shares outstanding through share repurchase programs and a Dutch-auction, self-tender offer. Through these efforts, the Company utilized $40.3 million of its equity to repurchase and retire 2.9 million shares at an average price of $14.07 per share in 2016, representing a price of approximately 110% of book value. These repurchases were pursuant to our plan to adjust our equity to better match our anticipated capital needs as part of our efforts to improve shareholder returns," stated Kiley.

Highlights for the year ended December 31, 2016:

•	Net loans receivable increased $129.9 million or 19.0% during the year, to $815.0 million at December 31, 2016, from $685.1 million at December 31, 2015.
•	Total shares outstanding declined to 10.9 million shares at December 31, 2016, from 13.8 million shares at December 31, 2015.
•	The Company's book value per share was $12.63 at December 31, 2016, compared to $12.70 at September 30, 2016, and $12.40 at December 31, 2015.
•
The Bank's Tier 1 leverage and total capital ratios at December 31, 2016, were 11.2% and 15.6%, respectively, compared to 11.4% and 14.4% at September 30, 2016, and 11.6% and 17.6% at December 31, 2015.

Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $100,000 recapture of provision for loan losses for the quarter ended December 31, 2016. The following items contributed to this recapture of provision during the quarter:

•
The Company's net loans receivable decreased $30.9 million during the quarter to $815.0 million at December 31, 2016, from $845.9 million at September 30, 2016, and was $685.1 million at December 31, 2015.

•	Delinquent loans (loans over 30 days past due) remained low at $473,000 at December 31, 2016, compared to $206,000 at September 30, 2016, and $1.3 million at December 31, 2015.
•	Nonperforming loans totaled $858,000 at December 31, 2016, compared to $1.1 million at both September 30, 2016, and December 31, 2015.
•	Nonperforming loans as a percentage of total loans remained low at 0.10% at December 31, 2016, compared to 0.12% at September 30, 2016, and 0.16% at December 31, 2015.
The ALLL represented 1,276% of nonperforming loans and 1.32% of total loans receivable, net of undisbursed funds, at December 31, 2016, compared to 1,026% and 1.28%, respectively, at September 30, 2016, and 872% and 1.36%, respectively, at December 31, 2015. Nonperforming assets totaled $3.2 million at December 31, 2016, compared to $3.4 million at September 30, 2016, and to $4.7 million at December 31, 2015. The 32.8% decline in the Company's nonperforming assets from the prior year was due to sales and market value adjustments of Other Real Estate Owned ("OREO").

The following table presents a breakdown of our nonperforming assets:
	Dec 31,	Sep 30,	Dec 31,	Three Month	One Year
	2016	2016	2015	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$798	$986	$996	$(188)	$(198)
Consumer	60	87	89	(27)	(29)
Total nonperforming loans	858	1,073	1,085	(215)	(227)

OREO	2,331	2,331	3,663	-	(1,332)

Total nonperforming assets (1)	$3,189	$3,404	$4,748	$(215)	$(1,559)

Nonperforming assets as a
percent of total assets	0.31%	0.32%	0.48%

(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.4% of our TDRs were performing in accordance with their restructured terms at December 31, 2016. The remaining 0.6% of TDRs that were nonperforming at December 31, 2016, are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at December 31, 2016:

	County
	Pierce	Kitsap	Mason	Total OREO	Number of Properties	Percent of Total OREO
	(Dollars in thousands)
OREO:
Commercial real estate (1)	$1,320	$506	$505	$2,331	5	100.0%

Total OREO	$1,320	$506	$505	$2,331	5	100.0%

(1) Of the five properties classified as commercial real estate, two are office/retail buildings and three are undeveloped lots.

OREO totaled $2.3 million at December 31, 2016 and September 30, 2016, compared to $3.7 million at December 31, 2015, due to sales and market value adjustments of OREO during the first six months of the year ended December 31, 2016. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.

The following table presents a breakdown of our TDRs:
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$174	$182	$131	$(8)	$43

Total nonperforming TDRs	174	182	131	(8)	43

Performing TDRs:
One-to-four family residential	24,274	27,268	35,099	(2,994)	(10,825)
Multifamily	1,564	1,572	1,594	(8)	(30)
Commercial real estate	4,202	4,917	5,392	(715)	(1,190)
Consumer	43	43	43	0	0

Total performing TDRs	30,083	33,800	42,128	(3,717)	(12,045)

Total TDRs	$30,257	$33,982	$42,259	$(3,725)	$(12,002)

Net interest income for the fourth quarter of 2016 increased to $9.3 million, compared to $8.9 million for the third quarter of 2016, and $7.7 million in the fourth quarter of 2015, due primarily to increases in interest income on loans receivable.

Total interest income increased to $11.4 million during the quarter ended December 31, 2016, compared to $10.8 million in the quarter ended September 30, 2016, and $9.5 million in the quarter ended December 31, 2015. These increases related primarily to growth in average balances in loans receivable, including continued growth in higher yielding construction and commercial real estate loans. Even though the total loan balances declined at December 31, 2016, compared to the balance at September 30, 2016, many of the loan payoffs occurred in December 2016 and therefore the average balances increased to $845.3 million for the quarter ended December 31, 2016, from $804.0 million for the quarter ended September 30, 2016. For the year ended December 31, 2016, interest income totaled $41.7 million compared to $37.2 million in 2015. This increase was also due primarily to the increase in average balances of loans receivable in 2016 as compared to 2015. Details on average balances are included in the Key Financial Measures sections later in this report.

Total interest expense increased to $2.1 million for the quarter ended December 31, 2016, compared to $1.9 million for the quarter ended September 30, 2016, and $1.8 million for the quarter ended December 31, 2015. Interest expense for the year ended December 31, 2016, totaled $7.5 million, compared to $6.8 million in 2015. The higher level of interest expense in the quarter ended December 31, 2016, was primarily the result of higher average balances in outstanding deposits and Federal Home Loan Bank ("FHLB") advances that were utilized primarily to fund the growth in net loans receivable. Advances from the FHLB totaled $171.5 million at December 31, 2016, compared to $221.5 million at September 30, 2016, as the Company used funds from loan payoffs to reduce its balances of advances outstanding at the FHLB during the quarter. Advances increased during the year from $125.5 million at December 31, 2015 to assist in funding the loan growth and stock repurchases during the year. The average cost of FHLB borrowings was 0.83% for the quarter ended December 31, 2016, compared to 0.79% for the quarter ended September 30, 2016, and 0.96% for the quarter ended December 31, 2015. Balances of brokered certificates of deposit totaled $75.5 million at December 31, 2016 and September 30, 2016, compared to $66.2 million at December 31, 2015.

Our net interest margin was 3.65% for the quarter ended December 31, 2016, compared to 3.64% for the quarter ended September 30, 2016, and 3.33% for the quarter ended December 31, 2015. The increased level in the most recent two quarters compared to the quarter ended December 31, 2015, was due primarily to an increase in average balances of loans receivable and the decline in average balances of lower yielding interest earning deposits.

Noninterest income for the quarter ended December 31, 2016, totaled $790,000 compared to $673,000 in the quarter ended September 30, 2016, and $384,000 in the quarter ended December 31, 2015. These increases were due primarily to higher other noninterest income as loan related fees increased to $265,000 in the quarter ended December 31, 2016, compared to $52,000 in the quarter ended September 30, 2016, and $40,000 in the quarter ended December 31, 2015. For the year ended December 31, 2016, noninterest income totaled $2.7 million, compared to $1.3 million in 2015. The primary contributor to the increase was the $630,000 increase in wealth management revenue, primarily reflecting a full year of operations and increased investment sales commissions. Wealth management services commenced during the second quarter of 2015. Other noninterest income increased $473,000 over the last year, primarily due to increases in loan service fees and prepayment penalties received. Noninterest income relating to the purchase of $20.0 million of Bank Owned Life Insurance ("BOLI") policies in April 2015 increased $311,000, reflecting both the additional time held during the year ended December 31, 2016, compared to the prior year, and the replacement of a $10.2 million BOLI policy with a higher yielding policy in the second quarter of 2016.

Noninterest expense for the quarter ended December 31, 2016, increased to $5.9 million from $5.3 million in the quarters ended September 30, 2016, and December 31, 2015. Changes to the Company's unfunded commitment reserve, which is included in other general and administrative expense, contributed significantly to the changes in noninterest expense between periods, with an expense of $42,000 in the quarter ended December 31, 2016, compared to a $373,000 recapture in the quarter ended September 30, 2016, and a recapture of $86,000 in the quarter ended December 31, 2015. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities and changes in the amounts that the Company has committed to fund but has not yet disbursed. The strong credit quality metrics of the Company's loan portfolio resulted in corresponding modifications in the unfunded commitment reserve calculation methodology, resulting in the increased recapture in the quarter ended September 30, 2016. Noninterest expense increased to $22.9 million for the year ended December 31, 2016, compared to $19.9 million in 2015, due in large part to increases in salaries and employee benefits and occupancy and equipment expenses over the last year related to hiring staff to support the Company's growth, including the new offices in Renton, Edmonds and Mill Creek. The loss on sale of OREO properties resulted in an increase to noninterest expense of $613,000 in 2016 as compared to 2015, which included a $526,000 gain on sale of OREO properties. In addition, market value adjustments of OREO increased $216,000 in 2016 as compared to the prior year. The efficiency ratio increased to 57.96% for the quarter ended December 31, 2016, compared to 54.69% for the quarter ended September 30, 2016, and improved from 66.04% for the quarter ended December 31, 2015. For the year, the efficiency ratio was little changed at 62.27% in 2016 compared to 62.66% in 2015.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its four full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
Assets	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Three Month Change	One Year Change

Cash on hand and in banks	$5,779	$5,803	$5,713	(0.4)%	1.2%
Interest-earning deposits with banks	25,573	26,708	99,998	(4.2)	(74.4)
Investments available-for-sale, at fair value	129,260	133,865	129,565	(3.4)	(0.2)
Loans receivable, net of allowance of $10,951, $11,006, and $9,463, respectively	815,043	845,930	685,072	(3.7)	19.0
Premises and equipment, net	18,461	18,296	17,707	0.9	4.3
Federal Home Loan Bank ("FHLB") stock, at cost	8,031	10,031	6,137	(19.9)	30.9
Accrued interest receivable	3,147	3,378	2,968	(6.8)	6.0
Deferred tax assets, net	3,142	3,053	4,556	2.9	(31.0)
Other real estate owned ("OREO")	2,331	2,331	3,663	-	(36.4)
Bank owned life insurance ("BOLI"), net	24,153	23,950	23,309	0.8	3.6
Prepaid expenses and other assets	2,664	1,353	1,225	96.9	117.5
Total assets	$1,037,584	$1,074,698	$979,913	(3.5)%	5.9%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$33,422	$33,060	$29,392	1.1%	13.7%
Interest-bearing deposits	684,054	659,111	646,015	3.8	5.9
Total Deposits	717,476	692,171	675,407	3.7	6.2
Advances from the FHLB	171,500	221,500	125,500	(22.6)	36.7
Advance payments from borrowers for taxes and insurance	2,259	3,752	1,794	(39.8)	25.9
Accrued interest payable	231	116	135	99.1	71.1
Other liabilities	7,993	6,105	6,404	30.9	24.8
Total liabilities	899,459	923,644	809,240	(2.6)%	11.1%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 10,938,251 shares at Dec 31, 2016, 11,898,149 shares at Sep 30, 2016, and 13,768,814 shares at Dec 31, 2015	109	119	138	(8.4)%	(21.0)%
Additional paid-in capital	96,852	111,066	136,338	(12.8)	(29.0)
Retained earnings, substantially restricted	48,981	46,569	42,892	5.2	14.2
Accumulated other comprehensive (loss) income, net of tax	(1,328)	71	(1,077)	(1,970.4)	23.3
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,489)	(6,771)	(7,618)	(4.2)	(14.8)
Total stockholders' equity	138,125	151,054	170,673	(8.6)	(19.1)
Total liabilities and stockholders' equity	$1,037,584	$1,074,698	$979,913	(3.5)%	5.9%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Three Month Change	One Year Change
Interest income
Loans, including fees	$10,476	$9,967	$8,680	5.1%	20.7%
Investments available-for-sale	830	792	657	4.8	26.3
Interest-earning deposits with banks	37	38	78	(2.6)	(52.6)
Dividends on FHLB Stock	66	45	49	46.7	34.7
Total interest income	11,409	10,842	9,464	5.2	20.6
Interest expense
Deposits	1,632	1,545	1,462	5.6	11.6
FHLB advances	473	363	310	30.3	52.6
Total interest expense	2,105	1,908	1,772	10.3	18.8
Net interest income	9,304	8,934	7,692	4.1	21.0
(Recapture of provision) provision for loan losses	(100)	900	(900)	(111.1)	(88.9)
Net interest income after (recapture of provision) provision for loan losses	9,404	8,034	8,592	17.1	9.5

Noninterest income
Net gain on sale of investments	17	33	7	(48.5)	142.9
BOLI income	203	251	164	(19.1)	23.8
Wealth management revenue	157	165	119	(4.8)	31.9
Other	413	224	94	84.4	339.4
Total noninterest income	790	673	384	17.4	105.7

Noninterest expense
Salaries and employee benefits	3,941	3,821	3,787	3.1	4.1
Occupancy and equipment	521	467	401	11.6	29.9
Professional fees	492	458	347	7.4	41.8
Data processing	211	259	236	(18.5)	(10.6)
Net loss on sale of OREO property	-	-	5	n/a	(100.0)
OREO market value adjustments	-	-	36	n/a	(100.0)
OREO related recoveries, net	(5)	(11)	(16)	(54.5)	(68.8)
Regulatory assessments	101	82	119	23.2	(15.1)
Insurance and bond premiums	89	86	89	3.5	-
Marketing	49	67	21	(26.9)	133.3
Other general and administrative	451	25	308	1,704.0	46.4
Total noninterest expense	5,850	5,254	5,333	11.3	9.7
Income before federal income tax provision	4,344	3,453	3,643	25.8	19.2
Federal income tax provision	1,323	847	1,526	56.2	(13.3)
Net income	$3,021	$2,606	$2,117	15.9%	42.7%

Basic earnings per share	$0.29	$0.22	$0.16
Diluted earnings per share	$0.29	$0.22	$0.16
Weighted average number of common shares outstanding	10,357,634	11,859,683	12,961,238
Weighted average number of diluted shares outstanding	10,527,669	12,011,952	13,115,562

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2016	2015
Interest income
Loans, including fees	$38,218	$34,612
Investments available-for-sale	3,054	2,242
Interest-earning deposits with banks	235	274
Dividends on FHLB Stock	202	69
Total interest income	41,709	37,197
Interest expense
Deposits	6,101	5,478
FHLB advances	1,406	1,273
Total interest expense	7,507	6,751
Net interest income	34,202	30,446
Provision (recapture of provision) for loan losses	1,300	(2,200)
Net interest income after provision (recapture of provision) for loan losses	32,902	32,646

Noninterest income
Net gain (loss) on sale of investments	50	92
BOLI	844	533
Wealth management revenue	813	183
Other	944	471
Total noninterest income	2,651	1,279

Noninterest expense
Salaries and employee benefits	15,377	13,940
Occupancy and equipment	1,984	1,440
Professional fees	1,979	1,631
Data processing	911	759
Net loss (gain) on sale of OREO property	87	(526)
OREO market value adjustments	257	41
OREO related (recoveries) expenses, net	(50)	1
Regulatory assessments	420	470
Insurance and bond premiums	349	359
Marketing	194	211
Other general and administrative	1,441	1,552
Total noninterest expense	22,949	19,878
Income before federal income tax provision	12,604	14,047
Federal income tax provision	3,712	4,887
Net income	$8,892	$9,160

Basic earnings per share	$0.75	$0.67
Diluted earnings per share	$0.74	$0.67
Weighted average number of common shares outstanding	11,868,278	13,528,393
Weighted average number of diluted shares outstanding	12,028,428	13,685,982

The following table presents a breakdown of our loan portfolio (unaudited):

	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Multifamily:
Micro-unit apartments	$7,878	0.9%	$7,914	0.9%	$18,339	2.4%
Other multifamily	115,372	12.8	127,500	13.7	104,408	13.9
Total multifamily	123,250	13.7	135,414	14.6	122,747	16.3

Non-residential:
Office	101,688	11.3	104,448	11.3	78,297	10.4
Retail	106,294	11.8	128,561	13.9	76,813	10.2
Mobile home park	20,689	2.3	23,120	2.5	23,630	3.1
Warehouse	15,338	1.7	15,399	1.7	17,845	2.4
Storage	34,816	3.9	34,988	3.8	40,238	5.4
Other non-residential	24,869	2.8	22,688	2.4	7,388	1.0
Total non-residential	303,694	33.8	329,204	35.6	244,211	32.5

Construction/land development: (1)
One-to-four family residential	67,842	7.5	64,444	6.9	53,108	7.1
Multifamily	111,051	12.3	98,796	10.6	46,666	6.2
Land (2)	30,055	3.3	31,709	3.4	17,058	2.3
Total construction/land development	208,948	23.1	194,949	20.9	116,832	15.6

One-to-four family residential:
Permanent owner occupied	137,834	15.3	148,304	16.0	147,229	19.6
Permanent non-owner occupied	111,601	12.4	105,277	11.3	105,668	14.1
Total one-to-four family residential	249,435	27.7	253,581	27.3	252,897	33.7

Business	7,938	0.9	8,023	0.9	7,604	1.0
Consumer	6,922	0.8	6,526	0.7	6,979	0.9
Total loans	900,187	100.0%	927,697	100.0%	751,270	100.0%
Less:
Loans in Process ("LIP")	72,026		68,492		53,854
Deferred loan fees, net	2,167		2,269		2,881
ALLL	10,951		11,006		9,463
Loans receivable, net	$815,043		$845,930		$685,072

Concentrations of credit: (3)
Construction loans as % of risk-based capital	105.9%		97.1%		50.9%
Non-owner occupied commercial real estate as % of risk-based capital	428.8%		446.9%		343.6%

(1) We previously excluded from the construction/land development category "rollover" loans, which are loans that will convert upon completion of the construction period to permanent loans. These loans were classified according to the underlying collateral categories instead of being included in the construction/land development category. In addition, we previously classified raw land or buildable lots (where the Company does not intend to finance the construction) as commercial real estate land loans and have now included these loans in the construction/land development category. During the quarter ended December 31, 2016, we reclassified $62.9 million of multi-family and $26.9 million of commercial real estate loans, and $2.6 million of one-to-four family residential as construction/land development loans to facilitate the review of the composition of our loan portfolio. Prior periods have been reclassified consistent with this change in presentation.

(2) The balance of land loans at December 31, 2016, includes $26.9 million in raw or buildable lots and $3.1 million of land development loans.

(3) Loan balances used in calculations are net of LIP and deferred fees and do not include $13.8 million of non-residential owner-occupied properties pursuant to regulatory guidelines. Loan balances and risk-based capital used for calculation are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	1.12%	1.00%	0.60%	0.76%	0.86%
Return on equity	8.58	6.39	3.41	4.34	4.87
Dividend payout ratio	20.62	27.38	51.81	42.04	36.86
Equity-to-assets ratio	13.31	14.06	16.96	18.01	17.42
Interest rate spread	3.53	3.51	3.49	3.31	3.18
Net interest margin	3.65	3.64	3.63	3.46	3.33
Average interest-earning assets to average interest-bearing liabilities	113.75	117.43	118.96	118.86	119.77
Efficiency ratio	57.96	54.69	68.29	69.88	66.04
Noninterest expense as a percent of average total assets	2.17	2.01	2.53	2.41	2.17
Book value per common share	$12.63	$12.70	$12.71	$12.52	$12.40

Capital Ratios: (1)
Tier 1 leverage ratio	11.17%	11.37%	12.02%	11.81%	11.61%
Common equity tier 1 capital ratio	14.36	13.13	14.42	15.55	16.36
Tier 1 capital ratio	14.36	13.13	14.42	15.55	16.36
Total capital ratio	15.61	14.38	15.67	16.80	17.62

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.10%	0.12%	0.14%	0.14%	0.16%
Nonperforming assets as a percent of total assets	0.31	0.32	0.34	0.47	0.48
ALLL as a percent of total loans	1.32	1.28	1.30	1.30	1.36
ALLL as a percent of nonperforming loans	1,276.34	1,025.72	935.30	898.92	872.17
Net charge-offs (recoveries) to average loans receivable, net	(0.01)	0.00	(0.01)	(0.02)	(0.03)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$11,006	$10,134	$9,471	$9,463	$10,146
(Recapture of provision) provision	(100)	900	600	(100)	(900)
Charge-offs	(37)	(28)	-	(19)	-
Recoveries	82	-	63	127	217
ALLL, end of the quarter	$10,951	$11,006	$10,134	$9,471	$9,463

(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
	At or For the Quarter Ended
	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
	(Dollars in thousands)
Yields and Costs:
Yield on loans	4.92%	4.92%	5.00%	5.15%	5.11%
Yield on investments available-for-sale	2.49	2.36	2.27	2.10	2.02
Yield on interest-earning deposits	0.59	0.53	0.48	0.52	0.29
Yield on FHLB stock	2.57	2.10	2.89	3.16	3.12
Yield on interest-earning assets	4.47	4.42	4.39	4.25	4.10

Cost of deposits	0.97	0.95	0.91	0.93	0.91
Cost of FHLB borrowings	0.83	0.79	0.89	0.98	0.96
Cost of interest-bearing liabilities	0.94	0.91	0.90	0.94	0.92

Average Balances:
Loans	$845,276	$804,014	$726,109	$687,102	$673,595
Investments available-for-sale	132,077	133,258	133,813	130,332	128,781
Interest-earning deposits	25,082	28,275	39,167	88,383	107,201
FHLB stock	10,205	8,483	6,097	6,034	6,224
Total interest-earning assets	$1,012,640	$974,030	$905,186	$911,851	$915,801

Deposits	$664,416	$646,658	$637,781	$644,282	$636,935
Borrowings	225,848	182,804	123,148	122,884	127,674
Total interest-bearing liabilities	$890,264	$829,462	$760,929	$767,166	$764,609

Average assets	$1,071,597	$1,034,811	$963,188	$970,431	$975,753
Average stockholders' equity	$139,658	$161,690	$169,177	$170,451	$172,478

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.88%	0.96%	1.17%	2.73%	0.27%
Return on equity	5.55	5.15	5.85	13.12	1.47
Dividend payout ratio	32.02	35.57	27.73	8.11	-
Equity-to-assets	13.31	17.42	19.36	20.02	19.85
Interest rate spread	3.47	3.23	3.62	3.49	2.85
Net interest margin	3.60	3.38	3.77	3.68	3.08
Average interest-earning assets to average interest-bearing liabilities	117.11	120.45	121.15	121.77	118.12
Efficiency ratio	62.27	62.66	56.37	66.08	84.22
Noninterest expense as a percent of average total assets	2.27	2.07	2.03	2.36	2.54
Book value per common share	$12.63	$12.40	$11.96	$11.25	$9.95

Capital Ratios: (1)
Tier 1 leverage ratio	11.17%	11.61%	11.79%	18.60%	15.79%
Common equity tier 1 capital ratio	14.36	16.36	n/a	n/a	n/a
Tier 1 capital ratio	14.36	16.36	18.30	27.18	26.11
Total capital ratio	15.61	17.62	19.56	28.44	27.37

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.10%	0.16%	0.20%	0.59%	3.42%
Nonperforming assets as a percent of total assets	0.31	0.48	1.13	1.68	4.25
ALLL as a percent of total loans	1.32	1.36	1.55	1.91	1.89
ALLL as a percent of nonperforming loans	1,276.34	872.17	783.50	325.26	55.11
Net charge-offs (recoveries) to average loans receivable, net	(0.02)	(0.18)	0.06	(0.08)	1.07

Allowance for Loan Losses:
ALLL, beginning of the year	$9,463	$10,491	$12,994	$12,542	$16,559
Provision (Recapture of provision)	1,300	(2,200)	(2,100)	(100)	3,050
Charge-offs	(83)	(362)	(642)	(1,596)	(9,591)
Recoveries	271	1,534	239	2,148	2,524
ALLL, end of the year	$10,951	$9,463	$10,491	$12,994	$12,542
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)

Yields and Costs:
Yield on loans	4.99%	5.18%	5.37%	5.54%	5.87%
Yield on investments available-for-sale	2.31	1.84	1.74	1.49	1.49
Yield on interest-earning deposits	0.52	0.26	0.25	0.26	0.27
Yield on FHLB stock	2.62	1.06	0.10	0.04	-
Yield on interest-earning assets	4.39	4.13	4.50	4.58	4.37

Cost of deposits	0.94	0.89	0.87	1.09	1.41
Cost of FHLB borrowings	0.86	0.95	0.91	1.08	2.47
Cost of interest-bearing liabilities	0.92	0.90	0.88	1.09	1.52

Average Balances:
Loans	$765,948	$667,739	$675,353	$653,238	$663,227
Investments available-for-sale	132,372	121,893	131,474	150,507	143,722
Interest-earning deposits	45,125	104,476	46,776	30,749	134,855
FHLB stock	7,714	6,527	6,899	7,170	7,391
Total interest-earning assets	$951,159	$900,635	$860,502	$841,664	$949,195

Deposits	$648,324	$614,185	$581,435	$623,392	$720,509
Borrowings	163,893	133,527	128,839	67,796	83,067
Total interest-bearing liabilities	$812,217	$747,712	$710,274	$691,188	$803,576

Average assets	$1,010,243	$958,154	$910,448	$895,118	$1,002,966
Average stockholders' equity	$160,192	$177,904	$182,598	$186,537	$184,937